Exhibit 99.1
Mt. Pleasant, Michigan, October 21, 2010 — Richard J Barz, Chief Executive Officer of Isabella Bank Corporation (ISBA) announced today the Corporation’s net income for the first nine months of 2010 was $6.73 million, a 17.5% increase over the same period in 2009. Several items that significantly contributed to the increase in net income were a $1.18 million increase in net interest income and a $1.32 million decline in the provision for loan losses. These increases were offset by a $723,000 decline in the extraordinary high level of gains that were recorded in the same period in 2009 from the sale of loans and investments.
The Corporation’s asset growth since December 31, 2009 has been a very strong 6.22%, with the preponderance of the asset growth funded by a 7.5% rise of in-market-deposit. Total assets as of September 30, 2010 were $1.22 billion; and assets under management, which includes loans sold and serviced, trust assets, and assets managed by the Corporation’s Raymond James brokerage operations, were $1.82 billion.
The Corporation’s asset quality continues to be strong as evidenced by our relatively low 0.86% of total assets that are classified as “non-performing” as of September 30, 2010, when compared to the average for all banks in the State of Michigan of 3.18% as of June 30, 2010, the most recent data available. The Corporation has $1.56 of loan loss reserve for every dollar of non-performing loans, an outstanding coverage ratio.
The Corporation’s risk based capital to risk adjusted total assets ratio of 13.67% at the end of the second quarter is considered to be exceptionally strong when compared to the 8.0% required to be categorized as adequately capitalized under the Federal Reserve Board’s risk based capital rules.
The Corporation paid an $0.18 per share cash dividend in the third quarter of 2010. Based on the average stock price for the month of September 2010 of $17.39, the annualized dividend yield is a respectable 4.14%. For further information regarding Isabella Bank Corporation, please visit the website at www.isabellabank.com and click on the Investor Relations Tab.
This press release includes forward-looking statements. To the extent that the foregoing information refers to matters that may occur in the future, please be aware that such forward-looking statements may differ materially from actual results. Additional information concerning some of the factors that could cause materially different results is included in the Isabella Bank Corporation’s annual report on Form 10-K for the year ended December 31, 2009 and Form 10-Q for the quarter ended September 30, 2010, which are or will be available from the Securities and Exchange Commission’s Public Reference facilities and from its website at www.sec.gov.